Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statements on Schedule 13G with respect to the Common Shares, no par value, of Profound Medical Corp., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: January 11, 2024

By:	/s/ Don R. Daseke
	Name:	Don R. Daseke

By:	/s/ Barbara S. Daseke
	Name:	Barbara S. Daseke